Exhibit 10.2
RESTATED
ZIMMER HOLDINGS, INC.
DEFERRED COMPENSATION PLAN
FOR NON-EMPLOYEE DIRECTORS
     On December 9, 2005, the Board of Directors of Zimmer Holdings, Inc. (the “Company”) amended and restated the Zimmer Holdings, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Plan”), effective as of January 1, 2005, as follows:
Section 1. Grandfathered Benefits.
     Mandatory Deferrals and Elective Deferrals, as defined below, that were deferred and vested prior to January 1, 2005, shall be subject to the terms of the Plan as in effect on October 3, 2004. The Company shall maintain appropriate records to identify deferrals made and vested prior to 2005, together with any attributable earnings or losses.
Section 2. Eligibility.
     Any member of the Board of Directors (the “Board”) of Zimmer Holdings, Inc. who is not an officer or employee of the Company or a subsidiary thereof is eligible to participate in the Plan and will be a participant.
Section 3. Deferred Compensation Account.
     There shall be established on the books of the Company for each participant a deferred compensation account in the participant’s name. The account shall distinguish between compensation deferred and vested prior to 2005 and compensation deferred or vested after 2004.
Section 4. Amount of Deferral.
     (a) Mandatory Deferrals. Until such time as a participant meets the guideline level of Share Unit or Company common stock ownership established by the Board, fifty percent of the basic fee payable to a participant for membership on the Board (the “Mandatory Deferral”) shall be deferred and credited to the participant’s deferred compensation account as Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred fee, determined by dividing the dollar value of the deferred fee by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. As an additional Mandatory Deferral, at each annual meeting of the stockholders of the Company (“Annual Meeting”), each participant will receive 500 deferred Share Units (the “Annual Deferred Share Units”). The value of each Annual Deferred Share Unit will be equal to a share of the Company’s common stock as reported in The Wall Street Journal on the date of grant.
     (b) Elective Deferrals. For any calendar year, a participant may elect to defer receipt of compensation in excess of the participant’s Mandatory Deferral for that year (the “Elective

Deferral”) by filing the appropriate form in accordance with Section 9 and requesting deferral of: (1) all of the participant’s compensation in excess of the participant’s Mandatory Deferral payable to the participant for serving on the Board and any committee thereof; or (2) any percentage specified by the participant of the compensation described in clause (1) that is in excess of the participant’s Mandatory Deferral.
Section 5. Form and Computation of Deferred Amounts.
     Subject to Section 4, at the time a participant elects to make an Elective Deferral, the participant shall elect to have the Elective Deferral credited to his or her deferred compensation account as Treasury Units, Dollar Units, or Share Units (each an “Investment Option”). A participant may allocate the Elective Deferrals among the Investment Options in increments of 0%, 33 1/3%, 50%, 66 2/3% or 100%. Any deferred amount credited to a participant’s deferred compensation account as Treasury Units shall be credited with interest at a rate to be set by the Board in January of each year after a review of the six-month United States Treasury bill discount rates for the preceding year. Any deferred amount credited to a participant’s deferred compensation account as Dollar Units shall be credited with interest at a rate to be set by the Board in January of each year after a review of investment return on the invested cash of the Company. If a participant elects to allocate a deferred amount to Share Units, the participant will be credited with Share Units equal to the number of shares of the Company’s common stock that could have been purchased with the deferred amount, determined by dividing the dollar value of the deferred amount by the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the effective date of the deferral. Upon payment by the Company of dividends on its common stock, the amount credited to a participant’s deferred compensation account as Share Units shall be credited with an amount equal to the number of Share Units multiplied by a fraction, the numerator of which is the amount of the dividend and the denominator of which is the fair market value of a share of the Company’s common stock as reported in The Wall Street Journal on the day the dividend is payable. The amount of Share Units in a participant’s deferred compensation account shall be adjusted in the discretion of the Board to take into account a merger, consolidation, reorganization, recapitalization, stock split or other change in corporate structure of capitalization affecting the Company’s common stock. At its discretion, the Board may discontinue, modify, or offer additional Investment Options.
Section 6. Period of Deferral.
     A participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid sixty days after the cessation of the participant’s service as a Director. At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the period of deferral for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to defer receipt of amounts attributable to Elective Deferrals (1) until a specified year in the future, (2) until the cessation of the participant’s services as a Director, or (3) until the end of the calendar year in which the cessation of the participant’s service as a Director occurs. If the participant elects alternative (1), payment will be made or commence within sixty days after the beginning of the year specified in the election; if the participant elects alternative (2), payment will be made or commence within sixty days after cessation of the participant’s service as a Director; and if the participant elects alternative (3), payment will be made or commence within sixty days after the end of the calendar year in which the cessation of the participant’s service as a Director occurs. If, with respect to an Elective Deferral, a participant does not make a timely election (in accordance with Section 9) as to the period of deferral, payment of amounts attributable to the Elective Deferral will be made or commence within sixty days after the cessation of the participant’s service as a Director.
Section 7. Form of Payment.
     Mandatory Deferrals, including Annual Deferred Share Units, will be paid in shares of the Company’s common stock.
     At the time a participant makes a deferral election in accordance with Section 9, the participant may elect the form of payment for amounts attributable to the Elective Deferrals that are the subject of that election. A participant may elect to receive payment of amounts attributable to Elective Deferrals in either (1) a lump sum cash payment or (2) a number of annual cash installments, not more than ten, as specified by the participant. If installment payments are elected, the amount of each installment shall be equal to the balance in the participant’s deferred compensation account divided by the number of installments remaining to be paid (including the installment in question). If a participant fails to make a timely election as to form of payment, payment will be made in a lump sum cash payment.
Section 8. Death Prior to Receipt.
     If a participant dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s Mandatory Deferrals, including Annual Deferred Share Units, will be paid, in shares of the Company’s common stock, to the participant’s beneficiary or estate, as the case may be, within sixty days after the participant’s death.
     At the time a participant makes a deferral election in accordance with Section 9, the participant may elect that, in the event he or she dies prior to receipt of any of the amounts payable pursuant to this Plan, the participant’s deferred compensation account attributable to Elective Deferrals shall be paid to the participant’s beneficiaries or estate, as the case may be, in either (1) a lump sum cash payment within sixty days following notification to the Company of the participant’s death, or (2) a number of annual cash installments, not more than ten, as specified by the participant. If the participant elects alternative (2), the initial installment payment to the beneficiary or estate shall be made sixty days after notification to the Company of the participant’s death, and the amount of each such installment shall be determined as provided in the third sentence of Section 7. If payment to the participant pursuant to clause (2) of Section 7 had commenced prior to death, the installment payments to the participant’s beneficiaries or estate, as the case may be, shall be made at the same time and in the same amount as installment payments would have been made to the participant had he or she survived. For purposes of this Section 8, any amounts deferred as Share Units shall be converted to Dollar Units by multiplying the number of Share Units credited to a participant’s deferred compensation account on the date of his death by the fair market value of a share of the Company’s common stock on such date as reported in The Wall Street Journal.

Section 9. Time of Election of Deferral.
     This Section 9 governs the time for making “Deferral Elections,” which include elections to make Elective Deferrals pursuant to Section 4, elections as to the form and computation of deferred amounts pursuant to Section 5, elections of the period of deferral pursuant to Section 6, elections of the form of payment pursuant to Section 7, elections with respect to death benefits pursuant to Section 8, and elections to covert a deferral into Options pursuant to Section 12.
     A nominee for election as a Director may make a Deferral Election prior to his or her election for the calendar year in which he or she is being elected, except that a person elected a Director by the Board may make a Deferral Election within 30 days after his/her election as a Director, in which event the Deferral Election shall be effective only with respect to compensation paid after the Deferral Election is made. A person then currently serving as a Director may make a Deferral Election with respect to compensation for the next succeeding calendar year no later than the preceding November 30th. This Deferral Election will be deemed to apply for each succeeding calendar year, unless (1) the participant elects, in accordance with Section 11, to discontinue the Deferral Election or make a new Deferral Election, or (2) the election is stated, in writing, to apply only to the current calendar year.
Section 10. Manner of Electing Deferral.
     A participant may make a Deferral Election by giving written notice to the Board on a form provided by the Company, which notice shall include the amount to be deferred, the form in which the amount deferred is to be credited, whether the deferral will be converted into options to purchase shares of the Company’s common stock pursuant to Section 12, the period of deferral and the form of payment, including the number of installments, if any.
Section 11. Effect of Election.
     A Deferral Election shall be irrevocable by the participant once the calendar year to which it applies has commenced. An election may be discontinued or modified by the participant with respect to calendar years not yet begun by notifying the Board in writing no later than November 30th of the preceding year.
Section 12. Conversion into Options.
     For any calendar year, a participant may elect to convert all or any portion of the basic fee payable for services on the Board, except amounts that would otherwise be subject to Mandatory Deferral, into options to purchase shares of the Company’s common stock. The options will be issued pursuant to a stock option plan of the Company in which the participant is eligible to participate and will be granted as of the date of the next Annual Meeting following the election to convert. The options will be issued at a conversion ratio of an option to purchase three shares of common stock for each Share Unit that the participant would be entitled to receive if the participant chose to defer the amount as Share Units. The options will have an exercise price equal to the market value of a share of the Company’s common stock on the date of the grant. The options will become fully exercisable on December 31st of the calendar year in which the options are granted if the participant continues as a non-employee director of the

Company, or at such earlier time as provided in the stock option plan. A participant’s election to convert all or any portion of the basic fee payable into stock options must be made in accordance with Sections 9 and 10.
Section 13. Maximum Number of Shares.
     The maximum number of shares of the Company’s common stock that may be issued and distributed under this Plan on or after the Effective Date shall be Two Hundred Thousand (200,000) shares, subject to adjustment as provided under Section 5, above.
Section 14. Participant’s Rights Unsecured.
     The right of any participant to receive future payments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.
Section 15. Statement of Account.
     A statement will be sent to each participant each year reflecting the value of his or her deferred compensation account as of the end of the preceding year.
Section 16. Assignability and Beneficiaries.
     No right to receive payments under the Plan shall be transferable or assignable by a participant other than by will or under the laws of descent and distribution, except that a participant may designate one or more beneficiaries pursuant to the provisions of this Section. On a form to be provided by the Company, a participant may name beneficiaries to receive any amounts to which the participant may be entitled under the Plan in the event of the participant’s death. A participant may change his or her beneficiary designation from time to time in the same manner. If a participant fails to designate any beneficiary, or if no designated beneficiary is living on the date on which any payment becomes payable to the participant’s beneficiaries, the payment will be payable to the participant’s estate.
Section 17. Administration.
     The Plan will be administered by the Board, which shall have the authority to adopt rules and regulations to carry out the Plan and to interpret, construe and implement the provisions of the Plan. The Plan, as amended and restated, is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and shall be construed accordingly.
Section 18. Amendment.
     This Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect that participant’s accruals in his or her deferred compensation account as of the date of amendment, modification or termination.

Section 19. Governing Law.
     The validity, construction, interpretation and effect of the Plan and agreements issued under the Plan shall be governed and construed by and determined in accordance with the Code, and, to the extent not in conflict, with the laws of the State of Indiana, without giving effect to the conflict of laws provisions thereof.
Section 20. Termination Date.
     The Plan shall terminate effective as of December 31, 2010. Notwithstanding the foregoing, any Mandatory Deferrals and Elective Deferrals deferred prior to January 1, 2011, shall be distributed in accordance with the Plan as in effect on December 31, 2010.